UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 3, 2006

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 3, 2006, Verizon Communications Inc. (Verizon) entered into definitive agreements to sell our interests in our Caribbean and Latin American operations in three separate transactions to América Móvil, S.A. de C.V. (América Móvil), a wireless service provider throughout Latin America, and a company owned jointly by Teléfonos de Mexico, S.A. de C.V. (Telmex) and América Móvil. Accordingly, our interests in the consolidated operations to be sold – Puerto Rico Telephone and Verizon Dominicana – will be classified as discontinued operations beginning with the second quarter of 2006. As a convenience to investors who may want to consider the effects of the above, we are making available unaudited historical consolidated financial information for the last five quarters restated for the new discontinued operations presentation. In addition, we are also making available unaudited pro forma financial information for the last five quarters. The pro forma financial information reflects the merger with MCI. The restatement of the historical results and the pro forma presentation for the last five quarters and for the year-ended December 31, 2005, are provided as Exhibit 99.1, 99.2 and 99.3 hereto. Exhibit 99.4 includes pro forma information for the wireline segment and includes reclassifications within the wireline segment.

The unaudited pro forma results are presented for illustrative purposes only and do not reflect the realization of potential cost savings, and any related integration costs. Certain cost savings may result from the merger; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, including employee levels and the elimination of duplicate facilities and capital expenditures. These pro forma results do not purport to be indicative of the results that would have actually been obtained if the merger occurred as of January 1, 2005, nor does the pro forma data intend to be a projection of results that may be obtained in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: July 3, 2006	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Historical consolidated financial information

99.2	Historical consolidated financial information – reconciliations

99.3	Pro forma combined selected financial information

99.4	Pro forma selected financial information for the wireline segment